Exhibit (a)(5)(3)

The historical financial information on which the financial ratios are based is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed on March 5, 2012, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which was filed on November 14, 2011. The financial ratios and the notes thereto should be read in conjunction with these historical consolidated financial statements.

VERENIUM CORPORATION

UNAUDITED BOOK VALUE PER SHARE

AS OF DECEMBER 31, 2011

(in thousands, except per share data)

Historical
Stockholders’ equity	$9,945
Shares outstanding	12,611

Book Value per Share	$0.79